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                                                                    Exhibit 10.2

                             Translation from French


                                  WORK CONTRACT

BETWEEN

SOFTWIRE France SARL, a company with limited liability with a capital of 500,000 francs, registered in R.C.S. of Paris under number B 411 205 156, with its headquarters at 112, avenue Kleber 75784 PARIS cedex 16, hereafter referred to as the "Company", represented by Mr. Andrew SYMONDS, having all rights for purposes of the present document,

                                                                 ON THE ONE HAND

AND

Mr. Frederic ARIES, of French nationality, social security number 1 5806 75051 172 73, residing at 19 bis, allee du Bas Vaupereux 91370 VERRIERES, hereafter referred to as "the Employee",

                                                               ON THE OTHER HAND

THE FOLLOWING WERE AGREED:

Article 1

-Employment-

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Mr. ARIES is employed as Commercial Director Southern Europe and, in this context, with reservation of the results of the hiring medical exam.

The present contract is subject to the provisions of the National Collective Convention, Office of Technical Studies - Office of Consulting Engineers - Consulting Companies (the "Collective Convention"), applicable to the company.

The present contract is concluded under the condition that Mr. ARIES signs and returns to the Company the Proprietary Information and Inventions Agreement (a standard agreement related to property rights concerning information and inventions), whose provisions he is familiar with. In the event that the provisions of the present agreement and those of the Proprietary Information and Inventions Agreement are at variance, the terms of the present contract will prevail.

Article 2

-Term of the Contract - Trial Period-

The present contract is concluded for an indeterminate period from February 27, 1997. By common agreement between the parties, the commitment of Mr. ARIES, who accepts it, is not subject to a trial period.

Mr. ARIES declares that, on the date of his effective hiring, he will be free of any commitment and will be released from any previously signed noncompetition obligation relative to his former employer.

Article 3

-Functions-

As Commercial Director Southern Europe, Mr. ARIES will be responsible, in particular for commercial activities and coordination of all technical, marketing and administrative activities of Softwire France SARL.


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In the present organization, for the entirety of his activity, Mr. ARIES will be directly subordinate to Mr. Andrew SYMONDS in his capacity as manager of the Company.

Southern Europe includes France, Italy, Spain, Portugal, Luxembourg, Belgium and Switzerland.

These functions are by nature changeable and could be extended or modified by the company as a function of service necessities.

Article 4

-Work Location-

Mr. ARIES will exercise his functions at the offices of the Company, bis 112, avenue Kleber 75784 PARIS cedex 16, which could be changed in the future in the Paris region. It is agreed that this change will not be considered a substantial change of the work contract.

Article 5

-Work Hours-

Considering the degree of initiative and responsibility required by the post entrusted to Mr. ARIES, this will not be restricted to a precise schedule, but the time necessary for proper exercise of his functions must be devoted and, at a minimum, a monthly total of 169 hours, according to the posted work hours in the company.

Article 6

-Remuneration-

6.1 For his work, Mr. ARIES will receive a flat rate base annual salary of five hundred ninety-three thousand (593.750) francs, payable in twelve (12) equal monthly installments, each monthly installment being paid at the end of the month.


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     However, the annual base salary for the first months of activity, to the end of December 1997, is reduced to five hundred thirty-four thousand three hundred seventy-five (534.375) francs. The base annual salary of Mr. ARIES will therefore be FF 593 750 as of January 1, 1998.

6.2 Considering the conditions of performance of the functions of Mr. ARIES and the nature of the activities of the company, Mr. ARIES will frequently have to make trips outside of France, whose duration can reach several weeks.

     To account for the importance of trips required by the responsibilities of Mr. ARIES that exceed normal trips that could be expected, and with regard to the importance of the particular constraints related to said trips, Mr. ARIES will have the right to a foreign travel bonus, so-called "expatriation bonus", in addition to his fixed base salary under 6.1, which increases to:

            Number of days spent abroad per year       Rate/base monthly salary
                       up to 30 days                   0%
                       from 30 to 45 days              10%
                       from 45 to 60 days              15%
                       from 60 to 90 days              20%
                       beyond 90 days                  30%

     The term "day" denotes any day, whether a workday or holiday, except for those included in the period of paid holidays. A day is considered spent abroad:

     o when it is entirely spent abroad;

     o when departure on the trip from France abroad occurs in the morning;

     o when departure on the return trip from abroad to France occurs in the evening.

       The term "abroad" denotes any location outside of metropolitan France.

       The "expatriation bonus" will be paid to Mr. ARIES on a monthly basis as an advance estimated at 20% of his monthly salary and will be adjusted at the end of the fiscal year based on the actual number of days spent abroad.

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       If Mr. ARIES does not meet the condition concerning number of days, the received advances will be reimbursed no later than 15 days after the end of the fiscal year. Mr. ARIES will report his travel on an internal document prescribed for this purpose and keep all records of his trips.

6.3 Moreover, Mr. ARIES will receive a variable annual remuneration in the form of commissions in an amount of two hundred eighty-five thousand (285,000) francs with the reached objective.

     The annual objectives, as well as the methods of calculation and payment of this variable remuneration, will be established each year by a rider to the present contract.

6.4 Considering the nature of the functions of Mr. ARIES within the company, it is expressly understood that the remuneration determined in the present article represents an overall and flat rate amount, independent of the work time actually devoted by Mr. ARIES to the exercise of his functions, within the limits of legal work time.

Article 7

-Professional Expenses-

Mr. ARIES will have the right to reimbursement of his professional expenses according to the rules in force with in the Company.

Article 8

-Social Protection-

Mr. ARIES will be affiliated to all the obligatory social organizations and will support the charge from the salary part of the contributions.



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The pension funds to which the company will be affiliated are:

IPRIS 2, avenue du 8 May 1945 a SARCELLES 95202 cedes and the IRRAPRI 29, boulevard Edgar Quinet 75680 PARIS cedex 14.

The Company is affiliated with URSSAF under number 610 75 116 22 34 D 3, rue Franklin 93518 MONTREUIL cedex.

Article 9

-Paid Holidays-

Mr. ARIES will benefit from paid holidays under the conditions prescribed by the legislation in force, now five (5) weeks (30 workdays) per complete reference period.

The reference period of paid holidays is counted from June 1 to May 31 of the following year. Taking of holidays is determined by agreement between the management of the Company and Mr. ARIES, allowing for the necessities of his activity. Untaken paid holidays are not transferable from one reference period to another without prior written agreement of the Company.

Article 10

-Professional Obligations-

10.1 Loyalty and professional secrecy - Mr. ARIES will devote all his time and activity to the service of the Company and cannot, without written agreement of the Company, have another professional occupation of any nature. Mr. ARIES formally agrees not to use and not to divulge, directly or indirectly, both during execution of this work contract with the Company and after its expiration, for any reason whatever, any confidential information that he might receive on the occasion of his functions or his presence in the Company and concerning, in particular, methods of



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     operation inherent to organization of the company, as specified in the agreement related to inventions and confidential information.

10.2 Restitution - Mr. ARIES expressly agrees to return, on the same day as termination of his functions of the Company, for whatever reason, without having to be approached or instructed by the Company, or previously on request of the Company, any written or recorded support containing confidential information, and especially any documents, client lists, statistics and any copies in his possession on any support whatever, without this list being limiting.

10.3 Illness - In the event of work incapacity resulting from the illness or accident, execution of the present contract will be suspended under the conditions determined by the legal provisions and applicable regulations.

     The employee is obliged to notify the Company immediately and to present a medical certificate to justify his absence within forty-eight hours.

Article 11

-Termination of Work Contract - Notice-

The parties have the right to terminate the present contract under the conditions fixed by the law and the Collective Convention with six (6) months notice, except in the case of criminal or gross negligence.



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Done in Paris
March 14, 1997

In two (2) original copies

Softwire France SARL                                          Mr. Frederic ARIES



By: /s/ Andrew Symonds,                                       /s/ Frederic Aries
         Manager



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